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EXHIBIT 21

SUBSIDIARIES OF ATLANTIC TELE-NETWORK, INC.

Jurisdiction of Incorporation
Guyana Telephone and Telegraph Company Limited	Guyana
Choice Communications, LLC	United States Virgin Islands
Commnet Wireless, LLC	United States
Commnet Four Corners, LLC	United States
Excomm, LLC	United States
Commnet of California, LLC	United States
Elbert County Wireless, LLC	United States
Commnet Illinois, LLC	United States
Commnet of Arizona, LLC	United States
Gila County Wireless, LLC	United States
MoCalCo, LLC	United States
Commnet of Florida, LLC	United States
Commnet of Delaware, LLC	United States

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  EXHIBIT 21